Exhibit 10.2

Name of Participant: Ari Bousbib

IQVIA Holdings Inc.

2017 Incentive AND Stock AWARD Plan

AWARD AGREEMENT

(Awarding Performance Shares)

THIS AWARD AGREEMENT (this “Agreement”) is made by and between IQVIA Holdings Inc., a Delaware corporation (the “Company”), and the Participant named above (the “Participant”) pursuant to the provisions of the IQVIA Holdings Inc. 2017 Incentive and Stock Award Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.  Capitalized terms not defined in this Agreement shall have the meanings given to them in the Plan.

1.Grant of Performance Shares.  Pursuant to the Plan, the Company has granted to the Participant on [           ], 20[   ] (the “Date of Grant”) an award (the “Award”) of performance shares (the “Performance Shares”) providing an opportunity to earn [     ] shares of Stock (“Shares”) if designated performance goals are achieved at target levels, an opportunity to earn 50% of such target number of Shares if designated performance goals are achieved at threshold levels and an opportunity to earn 200% of the target number of Shares if designated performance goals are achieved at or above the maximum levels, subject in all cases to vesting, forfeiture and other terms and conditions set forth in this Agreement (including Exhibit A) and the Plan. For the avoidance of doubt, the total number of Performance Shares subject to the Award is subject to adjustment pursuant to Section 10(c) of the Plan. For purposes of this Agreement, if applicable, the “Employer” shall mean the affiliate or subsidiary of the Company that employs the Participant (to the extent the Participant is not directly employed by the Company).

2.Earning and Vesting.  The Performance Shares are subject to forfeiture until they become earned and they vest.  Subject to the terms and conditions set forth in this Agreement and the Plan, and unless earlier terminated or forfeited, the Performance Shares will become earned and will vest in accordance with the terms of Exhibit A.

3.Termination of the Award.

(a)If the Participant’s employment by, or other service to, the Company or any of its affiliates or subsidiaries ceases for any reason prior to the end of the Performance Period, the Performance Shares will be forfeited immediately for no consideration, unless otherwise determined by the Committee and subject to subsections (d) through (f) below.

(b)Any outstanding Performance Shares that do not vest in accordance with the terms set forth in Exhibit A will terminate on the Determination Date, without any consideration due to the Participant, subject to earlier termination as provided for above and subject to Section 3(d) below.

(c)Other provisions of the Plan and this Agreement, including Sections 7 and 8 of this Agreement, may result in the termination of the Award prior to the end of the Performance Period or the Determination Date, as applicable.

(d)In the event there occurs a Covered Transaction or Change in Control during the Performance Period in which there is no assumption, continuation, substitution or cash-out of all or a portion of the Performance Shares, such Performance Shares will vest and the designated performance goals will be deemed to have been achieved at target levels immediately before the consummation of the Covered Transaction or other event relating to the Change in Control that would cause the Common Stock to cease to be outstanding. In the case of a Covered Transaction or a Change in Control which occurs during the Performance Period in which the Performance Shares are assumed, continued, or substituted for, in the event that, at or within twenty-four (24) months after such Covered Transaction or Change in Control, (i) the Company terminates the Participant’s employment without Cause, (ii) the Participant terminates his employment for Good Reason, or (iii) an Expiration Termination occurs, such Performance Shares will become fully vested and the designated performance goals will be deemed to have been achieved at target levels immediately before such termination. For this purpose, the terms “Cause,” “Expiration Termination” and “Good Reason” have the meanings as defined in the Amended and Restated Employment Agreement between the Participant and the Company, as in effect at the Date of Grant (the “Employment Agreement”).

(e)In the event that, during the Performance Period, the Participant’s employment is terminated as a result of his death or by the Company due to his Disability, the Performance Shares shall vest in full upon such termination, and the designated performance goals will be deemed to have been achieved at target levels immediately before such termination. For this purpose, the term “Disability” has the meaning as defined in the Employment Agreement.

(f)In the event that, during the Performance Period, (i) the Company terminates the Participant’s employment without Cause, (ii) the Participant terminates his employment for Good Reason, (iii) an Expiration Termination occurs (in respect to each of (i) through (iii), other than under the circumstances described in subsection (d) above), or (iv) the Participant terminates his employment due to his Retirement, the Performance Shares, to the extent then unvested, shall remain outstanding and eligible to vest following the end of the Performance Period based on achievement of the designated performance goals; provided, that, in respect of (iv), if during the period of time following the date of the Participant’s termination of his employment due to his Retirement (the “Retirement Date”) and before the Determination Date (as defined in Exhibit A), the Participant is appointed or accepts a position as the chief executive officer (or other position having similar duties and responsibilities) of a publicly-traded company (a “Public Company CEO”), unless the Board determines to allow for continued vesting of the Performance Shares, the Performance Shares that remain unvested at that time shall be eligible to vest following the end of the Performance Period based on achievement of the designated performance goals, with the number of Performance Shares that vest based on achievement of the designated performance goals pro-rated to reflect the number of whole months the Participant was employed during the Performance Period over the number of whole months in the Performance Period. The Participant agrees to notify the Company promptly if the Participant is appointed to or accepts a position as a Public Company CEO. For this purpose, the terms “Cause,” “Expiration Termination,” “Good Reason” and “Retirement” have the meanings as defined in the Employment Agreement.

(g)The Participant acknowledges and agrees that any accelerated and/or continued eligibility for vesting provided for pursuant to subsections (d) through (f) above is subject to and conditioned on compliance by the Participant with the Termination Conditions (as defined in the Employment Agreement).

4.Settlement.

(a)Not later than thirty (30) days following the Determination Date, but in no event later than March 15th of the year following the year in which the Performance Period ends, the Company shall deliver to the Participant the number of Shares that become earned and that vest on the Determination Date, determined in accordance with Exhibit A.  Payment may be made by issuance of Shares in the name of the Participant and delivery of such Shares to the Participant or, in the discretion of the Company, by issuance and delivery of such Shares to a financial institution for the account of the Participant, or in any other commercially reasonable manner as may be determined by the Company.

(b)By participating in the Plan, the Participant expressly agrees to comply with the Company’s insider trading policies and any other of its policies regarding insider trading or personal account dealing applicable to the Participant. Further, the Participant expressly acknowledges and agrees that, depending on the country of residence of the Participant or the Participant’s broker, or where Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Performance Shares) or rights linked to the value of Shares, during such times the Participant is considered to have, “inside information” or similar types of information regarding the Company as defined by the laws or regulations in the applicable country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before the Participant possessed such information.  Furthermore, the Participant may be prohibited from (a) disclosing such information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities (including other employees of the Company or any of its subsidiaries or affiliates). Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company policies. The Participant expressly acknowledges and agrees that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should consult the Participant’s personal advisor for additional information on any trading restrictions that may apply to the Participant.

(c)Notwithstanding any provision in this Agreement to the contrary, the Company may, in its sole discretion, settle the Performance Shares in the form of: (1) a cash payment to the extent settlement in Shares (i) is prohibited under local law, (ii) would require the Participant, the Company and/or the Employer to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (and/or country of employment, if different), or (iii) is administratively burdensome; or (2) Shares, but require the Participant to immediately sell such Shares to any brokerage firm and/or third party administrator engaged by the Company to hold the Shares and other amounts acquired under the Plan (in which case, as a condition to the grant of this Award, the Participant hereby expressly and explicitly authorizes the Company to issue sales instructions on the Participant’s behalf).

5.Non-Transferability of Performance Shares.  The Performance Shares may not be transferred, pledged, hypothecated or assigned except as permitted by Section 10(b) of the Plan.

6.Restrictions on Shares.  This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchange as may be required.  The Participant agrees to take all steps the Committee determines are necessary to comply with all applicable provisions of U.S. federal, state, or non-U.S. securities law in exercising his or her rights under this Agreement.  The Committee may impose such restrictions on any Shares acquired pursuant to the vesting and settlement of the Performance Shares as it deems advisable, including without limitation, minimum holding period requirements and/or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which shares of Stock are then listed or traded, or under any blue sky, state and/or non-U.S. securities laws as may be applicable to the Shares.

7.        Forfeiture; Recovery of Compensation.

(a)The Committee may cancel, rescind, withhold or otherwise limit or restrict the Performance Shares or delivery of Shares upon settlement of the Performance Shares at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan (including, but not limited to, Sections 6 and 9 of the Plan).

(b)By accepting the Performance Shares, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the Performance Shares, with respect to the Performance Shares, including to any Shares acquired upon settlement of the Performance Shares or proceeds from the disposition thereof, are subject to Section 9 of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 14(e) of this Agreement.

8.Other Undertakings.  To protect the interests of the Company and its direct and indirect affiliates and subsidiaries (individually, an “IQVIA Company” and collectively, the “IQVIA Companies”), including the confidential information of the IQVIA Companies and the confidential information of their respective customers, data suppliers, prospective customers and other companies with which the IQVIA Companies have a business relationship, and in consideration of the covenants and promises and other valuable consideration described in this Agreement, the Company and the Participant agree as follows:

(a)The Participant acknowledges and agrees that he is bound by the confidentiality and other covenants contained in one or more restrictive covenant and confidentiality agreements that he has executed with an IQVIA Company, which covenants and agreements are incorporated herein by reference and shall survive any settlement, expiration, forfeiture or other termination of this Agreement or the Performance Shares granted hereunder.  The Participant also acknowledges and agrees that the Company shall be an affiliate for purposes of such restrictive covenant and confidentiality agreements.

(b)The Participant acknowledges that the opportunity to participate in the Plan and the financial benefits that may accrue from such participation is good, valuable and sufficient consideration for the following:

(i)The Participant acknowledges and agrees that he is and will remain bound by the non-competition, non-solicitation and other covenants contained in the restrictive covenant and confidentiality agreement(s) that he has executed with any of the IQVIA Companies to the fullest extent permitted by law.

(ii)The Participant further acknowledges and agrees that the period during which the non-competition and non-solicitation covenants in such agreement(s) will apply following a termination of Employment shall be extended from twelve (12) months to eighteen (18) months; provided, however, that the remedies available for breach of any non-competition or non-solicitation covenants during such extended six (6)-month period shall be limited to the following: (x) to the extent then outstanding, the forfeiture of the Performance Shares for no consideration, and (y) to the extent the Performance Shares have been settled on or after the date that is eighteen (18) months before the Participant’s cessation of Employment, with respect to the Shares issued upon such settlement (including Shares withheld for taxes), the Participant shall pay to the Company an amount equal to (A) the aggregate Fair Market Value of such Shares as of the date of settlement, plus (B) the excess, if any, of the aggregate proceeds of all sales of such Shares over the amount described under subsection (A) above.  (For this purpose, the Participant’s earliest sales of Shares following such settlement will be deemed sales of the Shares acquired upon such settlement.)  The Company shall also be entitled to the foregoing remedies in the event of a material breach of any confidentiality, non-disclosure or other similar covenant contained in the restrictive covenant and confidentiality agreement(s) that the Participant has executed with an IQVIA Company.

(iii)The Participant further acknowledges and agrees to the Company’s application, implementation and enforcement of (a)  the policy set forth in Section 8(b)(ii) of this Agreement and (b) any provision of applicable law, stock exchange rule or Company policy relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate such policy (as applicable to the Participant) or applicable law or stock exchange rule or any other applicable Company policy without further consent or action being required by the Participant.  For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.  To the extent that the terms of this Agreement and such law, rule or policy conflict, the terms of such law, rule or policy, as applicable, shall prevail.

(iv)By accepting the Performance Shares, the Participant consents to one or more deductions from any amounts any IQVIA Company owes the Participant from time to time in an aggregate amount equal to all amounts described in subsection (ii) above, to the extent such deductions are permitted by applicable law.  Any such deduction from an amount that constitutes a deferral of compensation under Code Section 409A may only take place at the time the amount would otherwise be payable to the Participant, except to the extent permitted by Code Section 409A.

9.Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein and in the Plan, the terms and conditions of the Plan and this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns, subject to Section 5 of this Agreement.

10.Tax Consequences.  The vesting of the Performance Shares and the delivery of Shares and the subsequent disposition of those Shares may cause the Participant to be subject to federal, state and/or foreign taxation.  The Participant should consult a tax advisor regarding the tax implications of receiving and disposing of Shares.

Regardless of any action the Company and/or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, fringe benefit, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Performance Shares, the vesting of the Performance Shares, the subsequent issuance or sale of any Shares acquired pursuant to the Performance Shares and the receipt of any dividends on any such Shares or the Performance Shares, and (b) do not commit to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate the Participant’s liability for Tax-Related Items.

Prior to the delivery of Shares upon the vesting of the Participant’s Performance Shares, if the Participant’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the Performance Shares that have an aggregate Fair Market Value sufficient to pay the statutory minimum amount of Tax-Related Items required to be withheld with respect to the Shares delivered upon such vesting of the Performance Shares.  The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items.  In the event that withholding Shares as contemplated herein is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Company or the Employer, the Company and/or the Employer may withhold all or a portion of the Tax-Related Items required to be withheld with respect to the Shares issued hereunder in cash from the Participant’s regular salary and/or wages or any other amounts payable to the Participant.  In the event the withholding requirements are not satisfied through the withholding of Shares by the Company or through the Participant’s regular salary and/or wages or other amounts payable to the Participant, no Shares will be issued to the Participant (or the Participant’s estate) upon vesting of the Performance Shares unless and until satisfactory arrangements (as determined by the Company) have been made by the Participant with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such Performance Shares.  By accepting this grant of Performance Shares, the Participant expressly consents and agrees to the withholding of Shares and/or withholding from the Participant’s regular salary and/or wages or other amounts payable to the Participant as provided for hereunder.  All other Tax-Related Items related to the Performance Shares and any Shares delivered in payment thereof are the Participant’s sole responsibility.

11.Participant Data Privacy.  As a condition of the grant of these Performance Shares, the Participant consents to the collection, use and transfer of personal data as described in this Section 11.  The Participant understands that the Company and its affiliates or subsidiaries hold certain personal information about the Participant, including but not limited to the Participant’s name, home address, email address and telephone number, date of birth, social security number, passport or other identification number, salary, nationality, job title, shares of Stock or directorships held in the Company, details of all Performance Shares, other Awards or other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (“Data”).  The Participant further understands that the Company and/or its affiliates or subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and/or any of its affiliates or subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  The Participant understands that these recipients may be located in the Participant’s country of residence or elsewhere.  The Participant authorizes them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding shares of Stock on the Participant’s behalf to a broker or other third party with whom the Shares acquired on settlement may be deposited.

The Participant understands that the Participant may, at any time, view Data, request information about the storage and processing of Data, require any amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, the Participant understands that he is providing the consent herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s employment status or service with the Employer will be unaffected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would be unable to administer or maintain Awards granted to the Participant, including the Performance Shares.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to receive Awards and participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.

Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent to the Company and/or the Employer (or any other agreement or consent that may be requested by the Company and/or the Employer) that the Company and/or the Employer may deem necessary or appropriate for the purpose of administering participation in the Plan in accordance with the data privacy laws in the Participant’s country of residence (and country of employment, if different), either now or in the future. The Participant understands and agrees that the Participant may be unable to participate in the Plan if the Participant fails to provide such consent or agreement requested by the Company or the Employer.

12.Confidentiality.  The Participant agrees not to disclose the terms of this Agreement to anyone other than the members of the Participant’s immediate family or the Participant’s counsel or financial advisors and agrees to advise such persons of the confidential nature of the grant of the Performance Shares.  For the avoidance of doubt, (a) nothing contained in this Agreement or any other agreement containing confidentiality provisions or other restrictive covenants in favor of any the Company or any of its affiliates or subsidiaries shall be construed to limit, restrict or in any other way affect the Participant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity and (b) the Participant will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided that notwithstanding this immunity from liability, the Participant may be held liable if the Participant unlawfully accesses trade secrets by unauthorized means.

13.Governing Law.  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the Delaware General Corporation Law, to the extent applicable, other laws (including those governing contracts) of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

Any legal proceeding arising out of the Plan or this Agreement shall be brought exclusively in the federal or state courts located in the State of Delaware.  The Participant agrees to submit to personal jurisdiction and to venue in those courts.  The Participant further agrees to waive all legal challenges and defenses to the appropriateness of Delaware as the site of any such legal proceeding and to the application of the laws of the State of Delaware and any applicable federal laws.

14.Miscellaneous.

(a)Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the last address shown in the Company’s records, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)Notwithstanding any provisions of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Participant’s country of residence (and/or country of employment, if different). Further, if the Participant transfers residency and/or employment to another country, at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

(c)The Company reserves the right to impose other requirements on the Award, any Shares acquired pursuant to the Performance Shares and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(d)The issuance of Shares upon settlement of the Performance Shares will be contingent upon the Company’s receipt of any agreement, statement or other evidence that the Company and/or the Committee may require to satisfy itself that the issuance of Shares pursuant to the settlement of the Performance Shares and any subsequent resale of the Shares will be in compliance with all applicable laws and regulations and with the requirements hereof and of the Plan.  The determination of the Committee as to such compliance shall be final and binding on the Participant.  The Participant shall not be deemed to be the holder of, or to have any rights with respect to dividends  or other rights of a holder with respect to, any Shares underlying the Performance Shares unless and until the

Company shall have issued and delivered the Shares to the Participant in accordance with Section 4 and Exhibit A of this Agreement, and the Participant’s name shall have been entered as the stockholder of record on the books of the Company (if an alternative method of delivery is elected by the Company under Section 4, the Participant will be required to take appropriate steps to cause any nominee to transfer Shares into the name of the Participant in order for the Participant to become a record holder of the Shares).  Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Shares.

(e)This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Date of Grant has been furnished to the Participant. Accepting the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.  In the event of a conflict between the terms and conditions of this Agreement and the Plan, the Plan shall control.

(f)This Agreement, Exhibit A and the Plan constitute the entire understanding between the Participant and the Company regarding the Performance Shares, and any prior agreements, commitments or negotiations concerning the Performance Shares are superseded.

(g)Any provision of this Agreement or Exhibit A that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement and Exhibit A invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(h)The Performance Shares are intended to be exempt from the requirements of Code Section 409A.  The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that this Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, at the Company’s sole discretion and without the Participant’s consent, amend this Agreement to cause the terms and conditions of this Agreement to comply with Code Section 409A or be exempt from Code Section 409A.  Notwithstanding the foregoing, in no event shall the Company or its subsidiaries or affiliates or the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.

15.Acknowledgement and Acceptance.

(a)In accepting the Performance Shares, the Participant acknowledges and agrees: (i) that the Plan is discretionary in nature and may be amended, cancelled, suspended or terminated by the Company at any time; (ii) that the grant of Performance Shares does not create any contractual or other right to receive future grants of Performance Shares or any right to continue an employment or other relationship with the Company (for the vesting period or otherwise); (iii) that the Participant remains subject to discharge from such relationship to the same extent as if the Performance Shares had not been granted; (iv) that all determinations with respect to any such future grants, including, but not limited to, when and on what terms they shall be made, will be at the sole discretion of the Committee; (v) that participation in the Plan is voluntary; (vi) that the value of the Performance Shares is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract if any; and (vii) that the Performance Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar benefits.

(c)Neither the grant of the Performance Shares, nor the issuance of Shares in settlement of the Performance Shares, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its Subsidiaries, to discharge (as may otherwise be permitted under local law) or discipline the Participant at any time, or affect any right of the Participant to terminate his Employment at any time.

(d)The grant of the Performance Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive Performance Shares or benefits in lieu of Performance Shares in the future.  The terms of future Performance Shares, if any, will be determined by the Committee in its sole discretion, including, but not limited to, the form and timing of such Award, the number of Shares subject to the Performance Shares, and the vesting provisions applicable to the Performance Shares.

(e)The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(f)The grant of Performance Shares is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Performance Shares is not subject to the supervision of the local securities authorities.

(g)It is the Participant’s express intent that this Agreement, Exhibit A, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English.  If the Participant has received this Agreement, Exhibit A, the Plan or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

(h)As a condition to the Performance Shares, the Participant agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different).  In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and any affiliate or subsidiary, as may be required to allow the Company and any affiliates of subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).  Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

IQVIA HOLDINGS INC.

By:______________________________

Name:

Title:

Agreed and Accepted:

_______________________________

Ari Bousbib

Participant

Exhibit A

Performance Share Vesting Terms

1.EPS Shares and TSR Shares.  [                   ] percent ([  ]%) of the Performance Shares are designated as “EPS Shares” and [                   ] percent ([  ]%) of the Performance Shares are designated as “TSR Shares”.

2.Definitions.  The terms set forth below, as used in this Exhibit A, shall have the following meanings:

(a)

“Adjusted Diluted EPS” means, with respect to each fiscal year during the Performance Period, Earnings Per Share, as adjusted to reflect the same adjustments as are made to Adjusted Net Income with respect to such fiscal year (as reported with respect to the relevant fiscal year in the Company’s financial statements), divided by the weighted-average Shares outstanding as of the end of the relevant fiscal year, calculated on a diluted basis and reported in the Company’s financial statements in accordance with GAAP.  The performance goal for Adjusted Diluted EPS shall be subject to adjustment upon the occurrence of certain corporate events in accordance with Section 7(e) and Section 10(c) of the Plan and Section 6 of this Exhibit A and may be subject to such other adjustments for material or non-recurring events occurring during the relevant fiscal year as determined by the Committee in its sole discretion.

(b)	“Base Year” means the fiscal year immediately preceding the beginning of the Performance Period.
(c)

“Comparator Group” shall mean the companies listed in the S&P 500.A company listed in the S&P 500 that ceases to be publicly traded during the first two years of the Performance Period will not be treated as part of the Comparator Group.  A company listed in the S&P 500 that ceases to be publicly traded in the final year of the Performance Period will be included in the Comparator Group and its Total Shareholder Return will be determined by treating the last day of public trading of the company’s shares as the valuation date for that company, with no further adjustment to that company’s Total Shareholder Return for the remainder of the Performance Period.

(d)

“Determination Date” shall mean the date on which the Committee determines the number of Shares that have been earned with respect to the EPS Shares and the TSR Shares, which date shall occur not later than sixty (60) days after the close of the Performance Period.

(e)

“Earnings Per Share” shall mean, with respect to each fiscal year during the Performance Period, the Company’s earnings per share, fully diluted, as reported in accordance with generally accepted accounting principles in the United States (GAAP).

(f)

“EPS Growth” shall mean the compound annual growth rate, expressed as a percentage, of Adjusted Diluted EPS during the Performance Period, which shall be measured by comparing the Adjusted Diluted EPS in the final year of the Performance Period to Adjusted Diluted EPS in the Base Year.

(g)	“Performance Period” shall mean the period beginning on January 1, 20[ ] and ending on December 31, 20[ ].
(h)

“Total Shareholder Return” shall mean the change in the value expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in such stock of the company.  The ten (10) trading-day average closing value of the Shares and the stock of the Comparator Group companies, as applicable (i.e., average closing values over the period of ten (10) trading days ending on the day prior to the beginning of the Performance Period and the final ten (10) trading days ending on the final day of the Performance Period) will be used to value the Shares and the stock of the Comparator Group companies, as applicable.  Dividend reinvestment will be calculated using the closing price of the Shares or the stock of the applicable Comparator Group company, as applicable, on the dividend payment date or, if no trades were reported on such date, the latest preceding date for which a trade was reported.

(i)	“TSR Measurement Date” means the last day of the Performance Period, except as otherwise provided in the definition of “Comparator Group” or as determined by the Committee.
(j)

“TSR Percentile Rank” shall mean the percentage of Total Shareholder Return values among the Comparator Group companies at the TSR Measurement Date that are equal to or lower than the Company’s Total Shareholder

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Return at the TSR Measurement Date, provided that if the Company’s Total Shareholder Return falls between the Total Shareholder Return of two companies in the Comparator Group, the TSR Percentile Rank shall be adjusted by interpolating the Company’s Total Shareholder Return on a straight line basis between the Total Shareholder Return of the two Comparator Group companies that are closest to the Company’s.  For example, if there were ten Comparator Group companies and the Company’s Total Shareholder Return falls at the point that is equal to 75% of the difference between the 5th highest Total Shareholder Return and the 6th highest Total Shareholder Return of the Comparator Group companies at the TSR Measurement Date, the TSR Percentile Rank would be deemed to be 57.5%.  For purposes of the TSR Percentile Rank calculation, the Company will be excluded from the group of Comparator Group companies.

3. Earning of EPS Shares.  No EPS Shares shall vest unless they have become earned in accordance with this Section 3 of Exhibit A.  No portion of the EPS Shares shall become earned unless EPS Growth is equal to or greater than [   ]%. If the EPS Growth performance condition described in the previous sentence has been met, the number of Shares that may be earned with respect to the EPS Shares shall be equal to the target number of EPS Shares multiplied by the “Applicable Percentage” set forth in the table below.  In the event that the EPS Growth falls between the amounts listed in the table below, the Applicable Percentage shall be interpolated on a straight line basis and the percentage of the target number of EPS Shares earned shall be based on such interpolated percentage.  If EPS Growth is greater than [   ]%, the Applicable Percentage shall be 200%.

	EPS Growth	Applicable Percentage
Maximum	[ ]%	200%
Target	[ ]%	100%
Threshold	[ ]%	50%

4. Earning of TSR Shares.  No TSR Shares shall vest unless they have become earned in accordance with this Section 4 of Exhibit A.  No portion of the TSR Shares shall become earned unless the TSR Percentile Rank is at or above the [   ] percentile. If the TSR Percentile Rank performance condition described in the previous sentence has been met, the number of Shares that may be earned with respect to the TSR Shares shall be equal to the target number of TSR Shares multiplied by the “Applicable Percentage” set forth in the table below.  In the event that TSR Percentile Rank falls between two of the percentiles listed in the table below, the Applicable Percentage shall be interpolated on a straight line basis and the percentage of the target number of TSR Shares earned shall be based on such interpolated percentage.  If TSR Percentile Rank is above the [   ] percentile, the Applicable Percentage shall be 200%.

	TSR Percentile Rank	Applicable Percentage
Maximum	[ ] percentile	200%
Target	[ ] percentile	100%
Threshold	[ ] percentile	50%

5. Vesting of Performance Shares.  Subject to Section 10 of the Agreement and Section 6 of this Exhibit A, the Participant shall become vested in the number of EPS Shares and/or TSR Shares that are earned under Section 3 or Section 4, as applicable, of this Exhibit A on the Determination Date.  The number of Shares issuable in respect of the vested EPS Shares and the vested TSR Shares shall be settled in accordance with Section 4 of the Agreement.

6. Certain Adjustments.  The Committee is authorized to make adjustments in the terms and conditions of the performance goals set forth in this Exhibit A (i) in recognition of unusual or nonrecurring events  affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate; (ii) in response to changes in applicable laws, regulations, accounting principles, tax rates or regulations or business conditions; (iii) in recognition of such other circumstances deemed relevant by the Committee; or (iv) as set forth in the Plan. All determinations hereunder made by the Committee shall be final and binding on the Participant.

7.Determinations by Committee.  All determinations under this Exhibit A shall be made by the Committee and will be final and binding on the Participant.

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